EXHIBIT  99.1

INVESTOR CONTACT                                                                               MEDIA CONTACT
Scott Wylie, Vice President                                                                          Mark Plungy, Senior Manager
Investor Relations                                                                                         Corporate Communications
(408) 544-6996                                                                                         (408) 544-6397
swylie@altera.com                                                                                        newsroom@altera.com

                           ALTERA UPDATES THIRD QUARTER GUIDANCE

San Jose, Calif., September 2, 2008—Altera Corporation (NASDAQ: ALTR) today announced its mid-quarter update for the third quarter of 2008.

The company reaffirms that it expects third quarter sales to be flat to 3 percent lower compared to the second quarter of 2008, in line with prior guidance.

The company’s 65-nm FPGA products are experiencing strong sequential growth when compared to the similar period in the prior quarter.

The company will announce third quarter results after market close on October 14, 2008.

Forward-Looking Statements

Statements in this press release that are not historical are "forward-looking statements" as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include the company’s third quarter sales guidance.  Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, market acceptance of the company's products, product introduction schedules, the rate of growth of the company's new products including the Stratix® II, Stratix II GX, Stratix III, Cyclone® II, Cyclone III, Arria®, MAX® II and HardCopy® device families, as well as changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera's SEC filings are posted on the company's web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.